As filed with the Securities and Exchange Commission on April 20, 2005
Registration No. 333-123966

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMLI RESIDENTIAL PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland (State of organization)	36-392591628 (I.R.S. Employer Identification No.)
125 South Wacker Drive, Suite 3100
Chicago, Illinois 60606
(312) 443-1477
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Allan J. Sweet
AMLI Residential Properties Trust
125 South Wacker Drive, Suite 3100
Chicago, Illinois 60606
(312) 443-1477
(Name, address, including zip code, and telephone number,
including area code, of agent for service):
Copies to:
Edward J. Schneidman
Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 782-0600

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2005
PROSPECTUS
$300,000,000
AMLI RESIDENTIAL PROPERTIES TRUST
Common Shares
Preferred Shares
Warrants to Purchase Common Shares or Preferred Shares
        We may offer and sell from time to time securities in one or more offerings up to a total dollar amount of $300,000,000 of securities. This prospectus provides you with a general description of the securities we may offer.
      We may offer and sell the following securities:

•	common shares (including preferred share purchase rights);

•	preferred shares, which may be convertible into our common shares; and

•	warrants to purchase common shares or preferred shares.

      Please see page 2 for risk factors relating to an investment in AMLI Residential Properties Trust which you should consider.
       Each time securities are sold using this prospectus, we will provide a supplement to this prospectus containing specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement before you invest.
      The securities will be offered directly to investors or through underwriters, dealers or agents. The supplements to this prospectus will provide the specific terms of the plan of distribution.
      Our common shares are listed on the New York Stock Exchange under the symbol “AML.”
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2005

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell from time to time up to $300,000,000 of our common shares, preferred shares and warrants to purchase our common shares and preferred shares, in any combination. This prospectus provides a general description of the securities that we may offer. Each time we offer any of the types of securities described herein, we will prepare and distribute a prospectus supplement that will contain a description of the specific terms of the securities being offered and of the offering. The prospectus supplement may also supplement the information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before purchasing any securities.
      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.
      Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “AMLI,” “we,” “us,” “our” and similar references mean AMLI Residential Properties Trust and its subsidiaries.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference herein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import. All statements other than statements of historical fact included in this prospectus and the documents incorporated by reference herein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements. These differences may be due to a number of factors, including:

•	local real estate conditions;

•	construction delays due to the unavailability of construction materials;

•	weather conditions or other delays beyond our control; and

•	general economic conditions.
      You should also consider carefully the statements set forth in the section entitled “Risk Factors” below, as well as any cautionary language in this prospectus, any prospectus supplement and in the documents we have incorporated by reference herein which addresses these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All forward-looking statements should be regarded solely as reflections of our current operating and development plans and estimates. These plans and estimates are subject to revision from time to time as additional information becomes available, and actual results may differ from those indicated in the referenced statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

THE COMPANY
      We are a self-administered and self-managed real estate investment trust, or a REIT, engaged in the development, acquisition and management of upscale, institutional quality multifamily apartment communities in eight major metropolitan markets in the Southeast, Southwest, Midwest and Mountain regions of the United States. We were founded in 1980.
      We are the sole general partner of, and own a majority of the partnership interests in, AMLI Residential Properties, L.P., a Delaware limited partnership, to which we refer in this prospectus as AMLI, L.P., through which we own our interests in our apartment communities. As of December 31, 2004, we owned approximately 95% of the outstanding partnership interests, or OP Units, in AMLI, L.P. OP Units may be redeemed for our common shares on a one-for-one basis and are entitled to distributions equal to distributions received on common shares. We conduct all our business through AMLI, L.P. and its subsidiaries and affiliates.
      Our executive offices are located at 125 South Wacker Drive, Suite 3100, Chicago, Illinois 60606 and our telephone number is (312) 443-1477. In addition, we maintain regional offices in Atlanta, Dallas, Indianapolis and Kansas City.
USE OF PROCEEDS
      Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities to:

•	acquire and develop residential communities as suitable opportunities arise;

•	invest in future co-investment ventures;

•	make improvements to our residential communities;

•	repay any outstanding indebtedness at the time it is due; and

•	fund general business purposes.
      Pending their use, we may invest the net proceeds in short-term, interest bearing securities.

RISK FACTORS
      Before making an investment in our securities, you should carefully consider the following Risk Factors, in addition to the other information included or incorporated by reference in this prospectus. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our securities could fall, and you may lose all or part of the money you paid to buy our securities.
      We may not be able to maintain our shareholder distributions at their current level.
      We base the level of our cash distributions to shareholders on numerous assumptions and projections that we make regarding our future performance, any of which may prove to be incorrect, and our own decisions to reinvest rather than distribute available cash. Our assumptions and projections relate, among other things, to:

•	community occupancy;

•	the amount of future capital expenditures and expenses relating to our communities;

•	the level of leasing activity and future rental rates at our communities;

•	the strength of the real estate market in the areas in which we own communities;

•	competition in the markets in which we own communities; and

•	interest rates.
      While we expect to maintain or increase our current level of distributions over time, we cannot guarantee that we will be able to do so.
      We would incur adverse tax consequences if we fail to qualify as a REIT.
      If we fail to qualify as a REIT we will incur substantial additional tax liabilities. We intend to operate so as to qualify as a REIT for Federal income tax purposes, but we do not intend to request a ruling from the Internal Revenue Service that we do in fact qualify as a REIT. We have received an opinion from our legal counsel that we are organized in conformity with the requirements for qualification as a REIT beginning with our taxable year ended December 31, 1994 and that our actual and proposed method of operation that we have described to our counsel will enable us to continue to satisfy the requirements for REIT qualification. Our counsel’s opinion, however, is not binding on the Internal Revenue Service and is based on our representations as to factual matters and on our counsel’s review and analysis of existing law, which includes no controlling precedent.
      If we were to fail to qualify as a REIT for any taxable year, we would not be permitted to deduct the amount we distribute to shareholders from our taxable income and we would be subject to Federal income tax, including any alternative minimum tax, on our taxable income at regular corporate tax rates. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of, and trading prices for, our shares. Unless entitled to relief under certain provisions of the Internal Revenue Code of 1986, as amended, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which our REIT qualification was lost. Our board of trustees is authorized to revoke our REIT election at any time in response to future economic, market, legal, tax or other considerations.
      We may need to borrow funds to meet our REIT minimum distribution requirements.
      To qualify as a REIT, we are generally required to distribute at least 90% of our annual net taxable income, excluding any net capital gain, to our shareholders. In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any of our undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which corporate level tax is paid by us.

      We derive our income primarily from our share of the Operating Partnership’s income, and the cash available for distribution to our shareholders comes primarily from cash distributions from the Operating Partnership. We may have to borrow funds to meet the distribution of taxable income test described above and thereby avoid being disqualified as a REIT or being required to pay the non-deductible excise tax referred to above. This is due to differences in timing between when we actually receive cash income and pay deductible expenses and when the income and expenses are included in our taxable income.
      Dividends payable by REITs do not qualify for the reduced tax rates.
      The maximum tax rate on dividends payable to individuals is currently 15% (through 2008). Dividends payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient, rather than the preferential rates applicable to other dividends. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.
      We can change our financing, investment, distribution and other business policies without shareholder approval.
      Our board of trustees establishes our financing, investment, distribution and other business policies based on management’s recommendations and our board of trustees’ evaluation of business and general economic conditions and other relevant factors. Our board of trustees may change these policies without shareholder consent.
      Our business consists primarily of acquiring, developing and operating real estate and is therefore subject to real estate investment and operating risks.
      Real property investments are subject to varying degrees of risk. Several factors may adversely affect the economic performance and value of our communities. These factors include changes in the national, regional and local economic climate, local conditions such as an oversupply of properties or a reduction in demand for our communities, the attractiveness of our communities to residents, competition from other available property owners and changes in market rental rates. Our performance depends on our ability to collect rent from residents and to pay for adequate maintenance, insurance and other operating costs, including real estate taxes, which could increase over time. Also, the expenses of owning and operating a community are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the community.
      Resident defaults may reduce our income and cash flow. If a significant number of residents fail to meet their lease obligations, our revenue and cash flow will decrease and we may be unable to make expected distributions to our shareholders. Defaulting residents may seek bankruptcy protection, which could result in payment delays or in the rejection and termination of the residents’ leases. This would reduce our income, cash flow and amounts available to distribute to our shareholders.
      The geographic concentration of our residential communities and fluctuations in local markets may adversely impact our financial condition and results of operations.
      AMLI has achieved geographic diversification among its nine markets, although AMLI has larger concentration in some markets than others. As a result of this geographic concentration, if a local community market performs poorly, the income from the communities in that market could decrease. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses, and consequently impacts the income generated from the communities and their underlying values. Economic downturns in the local markets in which we own communities could have a negative impact on our financial condition and results from operations.

      We may be adversely affected by increases in real estate operating costs.
      If our communities do not generate revenue sufficient to meet our operating expenses, including debt service and other capital expenditures, we may have to borrow additional amounts to cover our fixed costs, and our cash flow and ability to make distributions to shareholders may be adversely affected.
      Residential communities are subject to increases in operating expenses such as maintenance, insurance and administrative costs, and other general costs associated with security, landscaping, repairs and maintenance. If operating expenses increase, competition in the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.
      We are subject to real estate financing risks.
      Potential adverse effects of the costs of and possible difficulties in obtaining debt financing may adversely affect our cash flows and distributions to shareholders. As a result of, among other things, the annual income distribution requirements applicable to REITs under the Internal Revenue Code, we rely to a significant extent on borrowings to fund acquisitions, capital expenditures and other items and expect to continue to do so. We are therefore subject to real estate and general financing risks, including changes from period to period in the availability of financing, the risk that our cash flow may not cover both required debt service payments and distributions to our shareholders, and the risk that we will not be able to refinance existing indebtedness or that the refinancing terms will be unfavorable. If we do not make mortgage payments, the community or communities subject to the mortgage indebtedness could be foreclosed upon by or transferred to the lender.
      Rising interest rates will generally increase our borrowing costs.
      We have bank credit facilities that permit us to borrow up to $256 million for community acquisitions and other purposes and that provide for interest at variable rates, and we may incur additional variable rate indebtedness in the future. Variable-rate debt can create higher debt service requirements if market interest rates increase, which would adversely affect our cash flow and the amounts available to distribute to our shareholders.
      We may encounter significant delays in renewing leases or re-letting vacant apartment homes, which might result in reduced income.
      When leases of apartment homes in our communities expire, the leases may not be renewed, the related apartment home may not be re-let promptly or the terms of renewal or re-letting, may be less favorable than the terms of the expiring leases. If we are unable to promptly renew the leases or re-let the units or if the rental rates upon renewal or re-letting are significantly lower than expected rates, then our results of operations and financial condition would be adversely affected. Consequently, our cash flow and ability to make distributions to shareholders would be reduced.
      We may not be able to meet our targeted levels of leasing activity, acquisitions and development due to the highly competitive nature of the residential community markets.
      Numerous residential communities compete with our communities in attracting residents to lease apartment homes and additional communities can be expected to be built in the markets in which our communities are located. The number and quality of competitive communities in a particular area will have a material effect on our ability to lease apartment homes at our existing communities or at newly acquired communities, and on the rents charged.
      Our estimates of current and future business conditions may be inaccurate.
      In formulating our annual business plans, we make estimates of turnover re-letting costs that take into consideration our views of both current and expected future business conditions in our markets. Our estimates may prove to be inaccurate. If we are unable promptly to re-let or renew the leases for all or a substantial portion of our apartment homes, if the rental rates upon the renewal or re-letting are significantly lower than expected rates or if our cost estimates prove inadequate, then our cash flow and ability to make expected distributions to shareholders may be adversely affected.

      We may incur significant environmental remediation costs or liabilities.
      As an owner and operator of real properties, we are subject to various federal, state and local environmental laws, ordinances and regulations that impose liability on current and previous owners and operators of real property for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. Some of these laws impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not the facility is or ever was owned or operated by the person. These costs could be substantial. In addition, the presence of hazardous or toxic substances, or the failure to remediate the property properly, may adversely affect the our ability to borrow using the real property as collateral, or to sell or rent the property. In addition applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with the contamination.
      Environmental laws and common law principles could be used to impose liability for release into the air of, and exposure to, hazardous substances, including asbestos-containing materials, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to the released hazardous substances. As an owner of real properties, we could be liable for these types of costs.
      Over the past few years, there have been an increasing number of lawsuits against owners and managers of properties other than us alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary damages or settlements. Insurance carriers have reacted to these liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates.
      We cannot be assured that any prior owner of any of our communities did not create a material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our communities.
      We may be adversely affected by changes in laws.
      Our communities are subject to various federal, state and local regulatory requirements, including state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our communities are in material compliance with all current regulatory requirements. However, new requirements may be imposed that would require us to make significant unanticipated expenditures and that could have an adverse effect on our cash flow and ability to make expected distributions to our shareholders.
      Insurance coverage is becoming more expensive and more difficult to obtain.
      The current insurance market is characterized by rising premium rates, increased deductibles, and more restrictive coverage language. Recent developments have resulted or are expected to result in significant increases in our insurance premiums and have made or are expected to make it more difficult to obtain certain types of insurance. Insurance policy coverage continues to narrow. Furthermore, we may not be able to purchase policies in the future with deductibles similar to those previously available to us. Continued deterioration in insurance marketplace conditions may have a negative impact on our operating results.
      We could be adversely affected if hazard losses in our communities exceed the amount of our insurance coverage or are not covered by insurance.
      We carry commercial general liability insurance, standard “all-risk” property insurance, flood and rental loss insurance with respect to our communities with policy terms and conditions customarily carried for similar communities. We believe that our current insurance coverage is adequate. However, our insurance is subject to normal limitations on the amounts of coverage and some types of losses may be uninsurable or may only be insurable at a cost that we believe outweighs the value of obtaining insurance. Should an uninsured loss or a loss in excess of the amount of our insurance coverage occur, we could lose the capital invested in a property, as well as the anticipated future revenue from that community, and we would continue to be obligated on any mortgage indebtedness or other obligations related to the community.
      We are subject to laws benefiting disabled persons, which may result in our incurring unanticipated expenses.
      Our apartment communities must comply with Title III of the Americans with Disabilities Act, or the ADA, to the extent that the apartment communities are or contain public accommodations and/or commercial facilities as defined by the ADA. The ADA does not consider apartment communities to be public accommodations or commercial facilities, except for portions of the facilities which are open to the public, such as the leasing office. Noncompliance could result in the imposition of fines or an award of damages to private litigants. We believe our apartment communities comply with the present requirements under the Americans with Disabilities Act and applicable state laws. However, we cannot assure you that we will not incur unanticipated expenses to comply with the ADA.
      Equity real estate investments are relatively illiquid which could adversely affect our business.
      The relative illiquidity of our real estate investments may limit our ability to adjust our community portfolio to respond to market changes. In addition, the Internal Revenue Code limits a REIT’s ability to sell certain types of communities held for fewer than four years, which may affect our ability to sell communities without adversely affecting returns to common shareholders. These factors will tend to limit our ability to vary our portfolio promptly in response to changes in market or general economic or other conditions.
      New acquisitions or developments may fail to perform as expected and competition for acquisitions may result in increased prices for communities.
      We intend to continue to selectively acquire and develop new communities. Newly acquired or developed communities may fail to perform as expected. We may underestimate the costs necessary to bring an acquired community up to standards established for its intended market position or to develop a community. Additionally, we expect that other major real estate investors and significant capital will compete with us for attractive investment opportunities or may also develop communities in markets where we focus our development efforts. This competition may increase prices for communities. We may not be in a position or have the opportunity in the future to make suitable community acquisitions on favorable terms.
      We may suffer losses from our development and construction activities.
      We intend to grow through the selective development and construction of communities as suitable opportunities arise. We may also develop communities to be sold upon completion. The risks associated with real estate development and construction activities include the following:

•	we may find it necessary to abandon development project activities after expending significant resources to determine their feasibility;

•	the construction cost of a project may exceed original estimates;

•	occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable; financing may not be available on favorable terms for development of a community;

•	the construction and lease-up of a community may not be completed on schedule, resulting in increased debt service and construction costs; and

•	we may fail to obtain, or may experience delays in obtaining, necessary zoning, land-use, building occupancy and other required governmental permits and authorizations.
      These risks may reduce the funds available for distribution to our shareholders. Further, the development of communities is also subject to the general risks associated with real estate investments.

      Provisions of our declaration of trust and bylaws, and our shareholder rights plan, may discourage acquisition proposals and attempts to change our board of trustees.
      Our Declaration of Trust generally prohibits any person from owning more than 5% of our outstanding shares. To remain qualified as a real estate investment trust, or REIT, for Federal income tax purposes under the Federal Internal Revenue Code, five or fewer persons cannot own or be deemed to own more than 50% in value of our outstanding shares at any time during the last half of any taxable year, other than our first taxable year. To preserve our qualification as a REIT, our Declaration of Trust provides that, subject to specified exceptions, no person may own more than 5% in number or value of our issued and outstanding shares of beneficial interest. Our board of trustees has the power to exempt a proposed transferee from this ownership limit based on an Internal Revenue Service ruling, an opinion of counsel or other satisfactory evidence that the proposed ownership of common shares by the transferee would not result in the termination of our REIT status. If the proposed transfer would violate the ownership limit, the transfer will be void. This ownership limit may delay, defer or prevent a transaction or a change in control which could involve an offer for your shares that is above the then prevailing market price or that you may for other reasons consider to be in your best interest.
      Staggered elections of trustees lengthen the time needed to elect a majority of our board of trustees which could discourage or prevent a change of control.
      Our board of trustees is divided into three classes, with only one class being elected each year. These staggered terms may lengthen to two years the time needed to change a majority of the members of our board of trustees and may thereby delay or prevent an acquisition of control of AMLI. Our board of trustees has proposed an amendment to our Declaration of Trust to eliminate the classification of the board of trustees. The shareholders will be asked to approve this amendment at the 2005 annual shareholders meeting.
      Our duties to our shareholders may conflict with our duties to the partners of the operating partnership.
      As the general partner of the Operating Partnership, we owe fiduciary duties to the Operating Partnership’s limited partners. Discharging these fiduciary duties could conflict with our shareholders’ interests. Pursuant to the Operating Partnership’s limited partnership agreement, the limited partners have acknowledged that we are acting both on behalf of our shareholders and, in our capacity as general partner of the Operating Partnership, on behalf of the limited partners. The limited partners have further agreed in the partnership agreement that we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause the Operating Partnership to take, or to decline to take, any actions.
      Increases in market interest rates may adversely affect the market price of our common shares.
      One of the factors that influences the market price of our common shares is the annual rate of distributions that we pay on the common shares, as compared with market interest rates. An increase in market interest rates may lead purchasers of REIT shares to demand higher annual distribution rates, which could adversely affect the market price of the common shares unless we are able to increase our distributions on outstanding common shares and elect to do so.
      Shares that become available for future sale may adversely affect the market price of our common shares.
      Substantial sales of common shares, or the perception that substantial sales of common shares may occur, could adversely affect the prevailing market prices of the common shares. In addition, we may acquire additional properties in exchange for units of limited partnership interest in the Operating Partnership that will be exchangeable for our common shares unless we exercise our right to purchase the units for cash instead of issuing our common shares. We are not able to assess the extent to which perceptions of possible future sales of any of the above described common shares have affected the prevailing market prices of the common shares to date or may do so from time to time in the future.

      We depend on our key personnel.
      Our success depends on our ability to attract and retain the services of executive officers, senior officers and company managers. There is substantial competition for qualified personnel in the real estate industry and the loss of several of our key personnel could have an adverse effect on us.
DESCRIPTION OF COMMON SHARES
General
      Our declaration of trust authorizes us to issue up to 150,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares and any other types or classes of shares of beneficial interest as our board of trustees may create and authorize from time to time. Our board of trustees may classify or reclassify any of our unissued shares into other classes or series of shares without shareholder consent. At March 1, 2005, 25,615,956 common shares of beneficial interest were issued and outstanding and held of record by approximately 255 shareholders. At March 1, 2005, 3,125,000 Series B cumulative convertible redeemable preferred shares, and 800,000 Series D cumulative convertible redeemable preferred shares were issued and outstanding.
      The following description of certain general terms and provisions of the common shares is not complete and you should refer to our declaration of trust and bylaws for more information.
      The outstanding common shares are fully paid and, except as described below under “— Shareholder Liability,” non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election.
      Holders of common shares are entitled to those distributions that our board of trustees may declare from time to time out of funds legally available for the payment of distributions. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any of our securities. If there is a liquidation, dissolution or winding up of our affairs, the holders of the common shares are entitled to share equally in our assets remaining after we pay, or set aside assets to pay, all liabilities to our creditors and subject to the rights of the holders of our preferred shares.
Purchase Rights
      On November 2, 1998, our board of trustees declared a dividend of one preferred share purchase right for each common share outstanding, which was made to holders of common shares of record at the close of business on November 13, 1998. The holders of any additional common shares issued after that date and before the redemption or expiration of the preferred share purchase rights also receive one preferred share purchase right for each additional common share issued. Each preferred share purchase right entitles the holder under certain circumstances to purchase from us one one-thousandth of a share of a series of participating preferred shares, par value $0.01 per share, at a price of $70.00 per one one-thousandth of a participating preferred share. We will adjust that price from time to time to prevent dilution. Preferred share purchase rights will be exercisable if:

•	a person or group of persons acquires 15% or more of the outstanding common shares, or files a document with a governmental agency indicating an intention to acquire 15% or more of the outstanding common shares, or

•	a person or group of persons announces a tender offer or exchange offer for 15% or more of the outstanding common shares.
      Under specified circumstances, each preferred share purchase right will entitle the holder to purchase, at the preferred share purchase right’s then current exercise price, a number of common shares having a market value at the time equal to twice the preferred share purchase right’s exercise price. If any person or group acquires us in a merger or other business transaction, each holder will have the right to purchase, at the preferred share purchase right’s then current exercise price, a number of the acquiring company’s common shares having a market value at the time equal to twice the preferred share purchase right’s exercise price. The preferred share purchase rights will expire on November 2, 2008 and we may redeem them in whole, but not in part, at a price of $0.01 per preferred share purchase right payable in cash, our shares or any other form of consideration determined by our board of trustees.
      The preferred share purchase rights have certain anti-takeover effects. The preferred share purchase rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of trustees. The preferred share purchase rights should not interfere with any merger or other business combination approved by our board of trustees because the preferred share purchase rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired 15% or more of our outstanding common shares.
Transfer Agent
      The transfer agent and registrar for the common shares is EquiServe Trust Company, N.A. The common shares are listed on the New York Stock Exchange under the symbol “AML.”
Restrictions on Size of Holdings of Shares
      For us to qualify as a REIT under the Internal Revenue Code of 1986, no more than 50% in value of our shares, after taking into account options to acquire shares, may be owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year or during a proportionate part of any short taxable year. “Individuals” are defined in the Internal Revenue Code to include certain entities and constructive ownership among specified family members. Our shares must also be beneficially owned by 100 or more persons during at least 335 days of each taxable year or during a proportionate part of any short taxable year.
      Our declaration of trust prohibits any shareholder from owning, or being deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 5% in number of shares or value of our outstanding shares. Our board of trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to our board of trustees and on any other conditions as our board of trustees may direct, may exempt a proposed transferee from the ownership limit. The proposed transferee must give written notice to us of the proposed transfer at least 15 days prior to any transfer which, if consummated, would result in the proposed transferee owning our shares in excess of the ownership limit. Our board of trustees may require any opinions of counsel, affidavits, undertakings or agreements that it believes are necessary or advisable in order to determine or ensure our status as a REIT. Any transfer of our shares that would:

•	create a direct or indirect ownership of shares in excess of the ownership limit;

•	result in our shares being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, as provided in Section 856(a) of the Internal Revenue Code; or

•	result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, will not have any effect, and the intended transferee will acquire no rights to the shares. These restrictions on transferability and ownership will not apply if our board of trustees determines, and our shareholders approve that determination, that it is no longer in the best interests of us to attempt to qualify, or to continue to qualify, as a REIT.
      Our declaration of trust excludes from these ownership restrictions some of the investors and their transferees who received our shares, or units in AMLI, L.P., in exchange for apartment communities in connection with our formation. Our board of trustees by resolution has excluded from the ownership restrictions UICI, a Delaware corporation, and Gregory T. Mutz to the extent that:

•	UICI individually beneficially owns 29.9% or less of our outstanding shares,

•	Mr. Mutz individually beneficially owns 24.9% or less of our outstanding shares, and

•	UICI and Mr. Mutz collectively beneficially own 34.9% or less of our outstanding shares as a group.
      If there is any purported transfer of our shares which would result in a person owning our shares in excess of the ownership limit, except as permitted above, or would cause us to become “closely held” under Section 856(h) of the Internal Revenue Code, those shares will constitute “excess shares.” These excess shares will be transferred pursuant to our declaration of trust to us as the trustee of a trust for the benefit of the person or persons to whom the excess shares are ultimately transferred, until the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While held in trust, the excess shares will not be entitled to vote or to share in any dividends or other distributions. Subject to the ownership limit, the trustee will transfer the excess shares at the direction of the purported transferee to any person if the excess shares would not be excess shares in the hands of that person. The purported transferee will receive the lesser of:

•	the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of the event which caused the excess shares to be held in trust; or

•	the price received from the sale or other disposition of the excess shares.
      Any amount received by the purported transferee in excess of that price will be paid to us. In addition, we will have the right to purchase the excess shares held in trust for a 90-day period at a purchase price equal to the lesser of:

•	the price paid by the purported transferee for the excess shares or, if no consideration was paid, the fair market value of the excess shares on the day of purchase by us; or

•	the fair market value of the excess shares on the date we elect to purchase them.
      Fair market value, for these purposes, means the last reported sales price on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if those shares are not then traded on the New York Stock Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system on which those shares are then traded. If the shares are not then traded on any exchange or quotation system, the fair market value will be the market price on the relevant date as determined in good faith by our board of trustees.
      From and after the purported transfer to the purported transferee of the excess shares, the purported transferee will cease to be entitled to distributions, voting rights and other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. If the purported transferee receives any distributions on excess shares prior to our discovery that those excess shares have been transferred in violation of the provisions of our declaration of trust, the purported transferee must repay those distributions to us upon demand.
      If the restrictions on transferability and ownership are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then we may treat the purported transferee of any excess shares to have acted as our agent in acquiring those excess shares and to hold those excess shares on our behalf.
      All certificates evidencing shares will bear a legend referring to the restrictions described above.
      All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or any other percentage between 0.5% and 5%, as provided in the rules and regulations of the Internal Revenue Code, of the number or value of our outstanding shares must give a written notice containing certain information to us by January 31 of each year. In addition, each shareholder is upon demand required to disclose to us in writing information with respect to its direct, indirect and constructive ownership of our shares as our board of trustees deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      The restrictions on share ownership in our declaration of trust are designed to protect our REIT status. The restrictions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then prevailing market price or which the holders might believe to be otherwise in their best interest.
Indemnification of Trustees and Officers
      As permitted by Maryland law, our declaration of trust provides that our trustees or officers will not be liable for money damages to us or our shareholders for any act or omission in the performance of his or her duties, except to the extent that

•	the person actually received an improper benefit, or

•	the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.
      Our officers and trustees are and will be indemnified under our declaration of trust or bylaws and the partnership agreement of AMLI, L.P. against certain liabilities. Our declaration of trust or our bylaws require us to indemnify our trustees and officers against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit; or

•	in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.
      However, we may not indemnify for an adverse judgment in a suit by or in our right, or for a judgment that a personal benefit was improperly received, except that we may indemnify for expenses if so ordered by a court of competent jurisdiction. As permitted by Maryland law, our declaration of trust or bylaws allow us to advance reasonable expenses to a trustee or officer upon our receipt of

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us, and

•	a written undertaking by him or her to repay the amount paid or reimbursed by us if it is ultimately determined that the trustee or officer did not meet the standard of conduct.
      Additionally, we have entered into indemnification agreements with our officers and trustees providing substantially the same scope of coverage afforded by the provisions in our declaration of trust.
      The partnership agreement of AMLI, L.P. also provides for indemnification of us and our officers and trustees to the same extent indemnification is provided to our officers and trustees in our declaration of trust. In addition, the partnership agreement of AMLI, L.P. limits our liability to AMLI, L.P. and its partners to the same extent the liability of our officers and trustees to us and our shareholders is limited under our declaration of trust.
Shareholder Liability
      Both the Maryland statutory law governing REITs and our declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ours or our board of trustees. Our declaration of trust further provides that we shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his or her being or having been a shareholder. We shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, provided that the claim or liability did not arise from the shareholder’s bad faith, willful misconduct or gross negligence, and the shareholder gives us prompt notice of the claim or liability and permits us to conduct the defense of the claim or liability.
      In addition, our policy is to include a clause in our contracts, including the partnership agreement of AMLI, L.P., providing that shareholders assume no personal liability for obligations entered into on behalf of us. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and some statutory liabilities, the shareholders may, in some jurisdictions, be personally liable to the extent that those claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.
DESCRIPTION OF PREFERRED SHARES
General
      Subject to limitations prescribed by Maryland law and the declaration of trust, our board of trustees is authorized to issue, from the authorized but unissued shares of beneficial interest, preferred shares in series and to establish from time to time the number of preferred shares to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each series, and any other subjects or matters as may be fixed by resolution of our board of trustees or one of its duly authorized committees. At March 12, 3,125,000 Series B cumulative convertible redeemable preferred shares were issued and outstanding and held of record by one shareholder, and 800,000 Series D cumulative convertible redeemable preferred shares were issued and outstanding and held of record by one shareholder.
      Reference is made to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of the series, including:

•	the title and stated value of the series of preferred shares and the number of shares constituting that series;

•	the number of shares of the series of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the preferred shares of the series;

•	the date from which dividends on preferred shares of the series shall cumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for preferred shares of the series;

•	the provision for a sinking fund, if any, for preferred shares of the series;

•	the provision for redemption, if applicable, of preferred shares of the series;

•	any listing of the series of preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which preferred shares of the series will be convertible into preferred shares of another series or common shares, including the conversion price, or manner of calculating the conversion price;

•	whether interests in preferred shares of the series will be represented by global securities;

•	any other specific terms, preferences, rights, limitations or restrictions of the series of preferred shares;

•	a discussion of federal income tax considerations applicable to preferred shares of the series;

•	the relative ranking and preferences of preferred shares of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of preferred shares of the series, in each case as may be appropriate to preserve our status as a real estate investment trust under the Internal Revenue Code.
Rank
      Unless otherwise specified in the applicable prospectus supplement, the preferred shares of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of common shares, and to all equity securities ranking junior to the series of preferred shares;

•	on a parity with all equity securities issued by us the terms of which specifically provide that the equity securities rank on a parity with preferred shares of the series; and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities rank senior to preferred shares of the series.
Dividends
      Holders of preferred shares of each series shall be entitled to receive cash dividends at the rates and on the dates as will be set forth in the applicable prospectus supplement. When and if declared by our board of trustees, dividends shall be payable out of our assets legally available for payment of dividends. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of trustees.
      Dividends on any series of the preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of trustees fails to authorize and we fail to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are non-cumulative, then the holders of the series of the preferred shares will have no right to receive a dividend in respect of the dividend period ending on the dividend payment date, and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series are declared payable on any future dividend payment date.
      If preferred shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless full dividends for the then current dividend period and cumulative dividends, if applicable, for any past period, if any, have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for the payment on the preferred shares of the series. When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per share on the preferred shares of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares bear to each other. The pro rata amount shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

      Except as provided in the immediately preceding paragraph, unless full dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period, and cumulative dividends, if applicable, for any past period, if any, no dividends shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares or any other capital shares ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation. Additionally, shares ranking junior to or on a parity with the series of preferred shares may not be redeemed, purchased or otherwise acquired for any consideration, except by conversion into or exchange for other capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation. We also may not pay any money or make any money available for a sinking fund for the redemption of junior or parity shares. Notwithstanding the preceding sentences, we may make dividends of common shares or other capital shares ranking junior to the preferred shares of the series of preferred shares, although full dividends may not have been paid or set aside.
      Any dividend payment made on a series of preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of the series which remains payable.
Redemption
      If so provided in the applicable prospectus supplement, the preferred shares of a series will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.
      The prospectus supplement relating to a series of preferred share that is subject to mandatory redemption will specify the number of preferred shares of the series that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon, which shall not, if the series of preferred shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of capital shares, the terms of the series of preferred shares may provide that, if no capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, preferred shares of the series shall automatically and mandatorily be converted into shares of the applicable capital shares pursuant to conversion provisions specified in the applicable prospectus supplement.
      If full dividends on all preferred shares of any series, including cumulative dividends, if applicable, have not been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past dividends, if any, we may not redeem preferred shares of any series unless all outstanding preferred shares of the series are simultaneously redeemed. This shall not prevent, however, the purchase or acquisition of preferred shares of the series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series, and, unless full dividends, including cumulative dividends, if applicable, on all preferred shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the dividend set apart for payment for the then current dividend period and any past period, if any, we will not purchase or otherwise acquire directly or indirectly any preferred shares of the series, except by conversion into or exchange for capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation.
      If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of preferred shares of the series in proportion to the number of preferred shares of the series held by the holders with adjustments to avoid redemption of fractional shares or by lot in a manner determined by us.

      Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the preferred shares to be redeemed;

•	the redemption price;

•	the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

•	that dividends on the preferred shares to be redeemed will cease to accrue on the redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to the preferred shares shall terminate.
      If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder of the series shall also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred shares, and all rights of the holders of the preferred shares will terminate, except the right to receive the redemption price.
Liquidation Preference
      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares of beneficial interest ranking junior to the series of preferred shares in the distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon, which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if the series of preferred shares does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares of the series will have no right or claim to any of our remaining assets.
      In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of capital shares ranking on a parity with preferred shares of the series in the distribution of assets, then the holders of preferred shares of the series and all other such classes or series of capital shares shall share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
      If liquidating distributions shall have been made in full to all holders of preferred shares of the series and all shares of other classes or series ranking on a parity with the preferred shares of the series, our remaining assets shall be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred shares of the series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.
Voting Rights
      Holders of the preferred shares of each series will not have any voting rights, except as set forth below or in the applicable prospectus supplement. The following is a summary of the voting rights that, unless provided otherwise in the applicable prospectus supplement, will apply to each series of preferred shares.

      If six quarterly dividends, whether or not consecutively payable on the preferred shares of the series or any other series of preferred shares ranking on a parity with the series of preferred shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up are in arrears, whether or not earned or declared, the number of trustees then constituting our board of trustees will be increased by two, and the holders of preferred shares of the series, voting together as a class with the holders of any other series of shares ranking on a parity with the shares, will have the right to elect two additional trustees to serve on our board of trustees at any annual meeting of shareholders or a properly called special meeting of the holders of preferred shares of the series and other preferred shares ranking on a parity with the shares and at each subsequent annual meeting of shareholders until all of the dividends and dividends for the current quarterly period on the preferred shares of the series and other preferred shares ranking on a parity with the shares have been paid or declared and set aside for payment. These voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of these voting rights.
      The approval of two-thirds of the outstanding preferred shares of the series and all other series of preferred shares similarly affected, voting as a single class, is required in order to:

•	amend our declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the preferred shares of the series or other preferred shares ranking on a parity with those shares;

•	enter into a share exchange that affects the preferred shares of the series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each case each preferred share of the series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the series identical to that of a preferred share of the series, except for changes that do not materially and adversely affect the holders of the preferred shares of the series; or

•	authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the preferred shares of the series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up.
      However, we may create additional classes of parity shares and other series of preferred shares ranking junior to the series of preferred shares with respect, in each case, to the payment of dividends or amounts upon liquidation, dissolution and winding up, increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of preferred shares of the series.
      Except as described above, the holders of preferred shares of each series will not be entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets.
Conversion Rights
      The terms and conditions, if any, upon which preferred shares of any series are convertible into preferred shares of another series or common shares will be set forth in the applicable prospectus supplement relating to the series. These terms will include:

•	the number of preferred shares of another series or common shares into which the preferred shares of the series are convertible;

•	the conversion price, or manner of calculation of the conversion price;

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred shares of the series or us;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the preferred shares of the series.
Restrictions on Ownership
      As discussed above under “Description of Common Shares — Restrictions on Size of Holdings of Shares,” for us to qualify as a real estate investment trust under the Internal Revenue Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of preferred shares may contain provisions restricting the ownership and transfer of the preferred shares similar to those described under “Description of Common Shares — Restrictions on Size of Holdings of Shares.” The applicable prospectus supplement will specify any additional ownership limitations relating to a series of preferred shares.
      All certificates representing shares of preferred shares will bear a legend referring to the restrictions described above.
Registrar and Transfer Agent
      The registrar and transfer agent for the preferred shares will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON SHARES
OR PREFERRED SHARES
      We may issue warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any other securities described in this prospectus that are offered pursuant to any prospectus supplement and the warrants may be attached to or may be transferable separately from the other securities being offered. We will issue each series of warrants under a separate warrant agreement that we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series and will not assume any obligation or relationship of agency or trust for or with respect to any provisions of the warrants.
      The prospectus supplement relating to any warrants we offer will describe the specific terms of the warrants, including, where applicable:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of common shares or preferred shares purchasable upon exercise of the warrants;

•	the designation and terms of any securities with which the warrants are issued and the number of any warrants issued with each security;

•	the date, if any, on and after which the warrants and the related common shares or preferred shares will be separately transferable, including any limitations on ownership and transfer of the warrants as may be appropriate to preserve our status as a REIT;

•	the price at which each common share or preferred share purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of federal income tax considerations relevant to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PROVISIONS OF MARYLAND LAW
AND OF OUR DECLARATION OF TRUST AND BYLAWS
      The following description of some general provisions of Maryland law and of our declaration of trust and bylaws is not complete and you should refer to Maryland law, our declaration of trust and our bylaws for more information.
Board of Trustees
      Our declaration of trust provides that our board of trustees will have not less than three nor more than fifteen trustees, as determined from time to time by our board of trustees. Our declaration of trust further provides that a majority of our trustees must be “disinterested trustees.” Disinterested trustees are persons who are not affiliated with AMLI Realty Co., which is a subsidiary of UICI, a publicly traded company listed on the New York Stock Exchange, and its affiliates and successors. The trustees are divided into three classes. Each trustee will hold office for three years and until his or her successor is duly elected and qualifies. At each annual meeting of shareholders, the successors to the class of trustees whose term expires at that meeting will be elected to hold office for three years.
      A majority of the trustees then in office, even if less than a quorum, may fill vacancies on our board of trustees, except that a vacancy resulting from an increase in the number of trustees will be filled by a majority of the entire board of trustees. In the event that a majority of our board of trustees are not disinterested trustees upon a vacancy, the remaining disinterested trustees, or, if there are no disinterested trustees, the remaining members of our board of trustees, must promptly appoint that number of disinterested trustees necessary to cause the board to include a majority of disinterested trustees. Any trustees so appointed by the trustees then in office will hold office until the next annual meeting of shareholders.
      The classified board provision may have the effect of making it more difficult for a third party to acquire control of us without the consent of our board of trustees, even if a change in control would be beneficial to us and our shareholders.
Business Combinations
      Under Maryland law, certain “business combinations,” including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland REIT and an “interested shareholder” or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder became an interested shareholder. After the five-year period, these business combinations must be recommended by the board of trustees of the REIT and approved by at least 80% of the votes entitled to be cast by shareholders of the REIT, including at least two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder with whom the business combination is to be effected, unless, among other things, the REIT’s common shareholders receive a minimum price (as defined under Maryland law) for their shares and they receive the consideration in cash or in the same form as previously paid by the interested shareholder for its shares. An “interested shareholder” is a person who either beneficially owns 10% or more of the voting power of the REIT’s outstanding shares or is an affiliate of the REIT and, at any time during the prior two years, beneficially owned 10% or more of the voting power of the REIT’s then outstanding shares. A person is not an interested shareholder if the board of trustees approved in advance the transaction by which the shareholder otherwise would have become an interested shareholder. These provisions of Maryland law do not apply, however, to business combinations which are approved or exempted by the board of trustees of the REIT prior to the time that the interested shareholder becomes an interested shareholder.
      Our declaration of trust exempts any business combination with Gregory T. Mutz, Baldwin & Lyons, Inc., an Indiana corporation, AMLI Realty Co., which is a subsidiary of UICI, a publicly traded company listed on the New York Stock Exchange, and their affiliates and successors from these provisions of Maryland law.

Control Share Acquisitions
      Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by shareholders other than the acquirer or officers or trustees who are employees of the REIT. “Control shares” are voting shares which, if aggregated with all other voting shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise voting power, would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to specified exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the REIT may itself present the question at any shareholders’ meeting.
      If the shareholders do not approve voting rights at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair market value. Fair market value will be determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of those shares were considered and not approved. If the shareholders approve voting rights for control shares and the acquirer becomes entitled to exercise a majority of the voting power in electing trustees, all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of the appraisal rights may not be less than the highest price per share paid by the acquirer for the control shares.
      The control share acquisition law does not apply to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT. Our declaration of trust exempts Gregory T. Mutz, Baldwin & Lyons, AMLI Realty Co., which is a subsidiary of UICI, a publicly traded company listed on the New York Stock Exchange, and their affiliates and successors from these provisions of Maryland law. In February 2003, our bylaws were amended to exclude us from the application of the control share acquisition provisions of Maryland law.
Amendments to Our Declaration of Trust; Merger
      Maryland law requires the shareholder of a REIT to approve any amendment to its declaration of trust, with some exceptions. As permitted by Maryland law, our declaration of trust permits our board of trustees, by a two-thirds vote, to amend our declaration of trust to enable us to qualify as a REIT. A majority of the votes entitled to be cast by shareholders must approve any other amendment to our declaration of trust.
      Subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or entities if the merger or consolidation is approved by our board of trustees and by the affirmative vote of not less than two-thirds of all of the votes entitled to be cast on the matter.
Our Termination
      We have a perpetual term and intend to continue our operations for an indefinite time period. However, our declaration of trust permits our termination after the holders of a majority of our outstanding shares approve the termination.

Advance Notice of Trustee Nominations and New Business
      For a shareholder to properly bring nominations or other business before an annual meeting of shareholders, our bylaws require the shareholder to deliver a notice to the secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting setting forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, all information relating to that person that is required to be disclosed in solicitations of proxies for the election of trustees or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended;

•	as to any other business that the shareholder proposes to bring before the meeting, a brief description of that business, the reasons for conducting that business at the meeting and any material interest of that shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of that shareholder as they appear on our share records and of that beneficial owner and the class and number of shares which are owned beneficially and of record by that shareholder and that beneficial owner.
      For a shareholder to bring nominations for trustees at a special meeting called for the purpose of electing one or more trustees, our bylaws require the shareholder to deliver a notice to our secretary not less than 60 days nor more than 90 days before the date of the special meeting, or not less than 10 days following announcement of the date of the special meeting and of the nominees proposed by the board of trustees to be elected at the special meeting. No business other than that which is stated in the notice of a special meeting may be considered at the special meeting.
FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the federal income tax consequences to us and our shareholders of our treatment as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares.
      Based upon certain of our representations, in the opinion of Mayer, Brown, Rowe & Maw LLP, our counsel, beginning with our taxable year ended December 31, 1994, we have been organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our actual and proposed method of operation described in this prospectus and as represented by management has enabled and will continue to enable us to satisfy the requirements for qualification and taxation as a REIT. This opinion is conditioned upon representations made by us as to factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw LLP will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy these tests on a continuing basis.
      In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities like us that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their “REIT taxable income” that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation”, at both the corporate and shareholder levels, that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in specified circumstances even if it qualifies as a REIT.

      If we fail to qualify as a REIT in any year and are not otherwise entitled to relief under the Internal Revenue Code, however, we will be subject to federal income taxation as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated.
      Our board of trustees believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, distribution and shareholder diversification tests described below, which in turn will be dependent in part on our operating results.
      The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described in this section, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.
Taxation of the Company
      General. In any year in which we qualify as a REIT, we will not, in general, be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to shareholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain that is not distributed. To the extent that we elect to retain and pay income tax on our net long-term capital gain, shareholders are required to include their proportionate share of our undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on the gain by us.
      Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy certain REIT qualification tests, as discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax as discussed below. We will also be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on the income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of a taxable REIT subsidiary. A taxable REIT subsidiary includes any corporation for which a joint election has been made by a REIT and such corporation to treat the corporation as a taxable REIT subsidiary with respect to the REIT. See “Other Tax Considerations — Investments in Taxable REIT Subsidiaries.” In addition, if we should fail to distribute during each calendar year at least the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year, other than capital gains we elect to retain and pay tax on as described below; and

•	any undistributed taxable income from prior years,
we would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which corporate level tax is paid by us.
      A REIT is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with our annual report for the taxable year the amount of undistributed net long-term capital gains it received during the taxable year, which the REIT’s shareholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our shareholders would be deemed to have paid the shareholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax we paid. We may also be subject to the corporate “alternate minimum tax,” as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.
      In order to qualify as a REIT, we must meet, among others, the following requirements:
      Share Ownership Test. Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year, or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of our shares (taking into account options to acquire shares) may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actual interest in such trust rather than by such trust. If we comply with the Treasury regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.
      In order to ensure compliance with the share ownership tests, our declaration of trust places restrictions on the transfer of our shares to prevent additional concentration of ownership. For more information, see “Description of Common Shares — Restrictions on Transfer” in the prospectus. We intend to enforce the 5% limitation on ownership of our shares to assure that our qualification as a REIT will not be compromised. Moreover, to evidence compliance with these requirements, Treasury regulations require that we maintain records which disclose the actual ownership of our outstanding shares of beneficial interest. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of shares disclosing the actual owners of the shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with the demand must be maintained as a part of our records. A shareholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. Our failure to comply with these record keeping requirements could subject us to monetary penalties.
      Asset Tests. At the close of each quarter of our taxable year, we must satisfy several tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership (such as AMLI, L.P.), limited liability company or trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership, limited liability company or trust’s assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “10% vote and value test”). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “20% and 5% asset tests”). Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” (including securities having certain contingency features). A newly enacted restriction, however, precludes a security from qualifying as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, certain other securities will not cause a violation of the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described below under “Gross Income Tests.” In addition, in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.
      We would not lose our REIT status for failing to satisfy the 5% asset test or the 10% vote and value test in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of our assets at the end of the quarter for which the measurement is done; or (2) $10 million, provided in either case that we either dispose of the assets within six months after the last day of the quarter in which we identify the failure (or such other time period prescribed by the Treasury), or otherwise meet the requirements of those rules by the end of the period.
      Additionally, if we fail to meet any of the asset test requirements for a quarter and that failure exceeds the de minimis threshold described above, we may still qualify as a REIT if we were entitled to relief provisions under the Code. These relief provisions generally will be available if:

(1) following our identification of the failure, we file a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury Secretary;

(2) the failure was due to reasonable cause and not to willful neglect;

(3) we dispose of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as prescribed by the Treasury Secretary (or the requirements of the rules are otherwise met within that period); and

(4) we pay a tax equal to the greater of (a) $50,000 or (b) the amount determined (pursuant to regulations prescribed by the Treasury Secretary) by multiplying the net income generated by the assets that caused the failure for the particular quarter by the highest applicable corporate tax rate.
      We currently have two taxable REIT Subsidiaries (AMLI Management Company and AMLI Institutional Advisors, Inc.). We believe that the 10% vote and value test and the 20% and 5% asset tests on the date hereof should be satisfied. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw LLP is relying on our representations with respect to the value of our shares and assets and our conclusion that we satisfy each of the 10% vote and value test and the 20% and 5% asset tests.
      Gross Income Tests. There are two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership (such as AMLI, L.P.), limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our pro rata share of the income and loss of the partnership or disregarded entity, and the gross income of the partnership or disregarded entity will retain the same character in our hands as it has in the hands of the partnership. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, the corporation is treated as a disregarded entity and the same rule applies.
      1. The 75% Test. At least 75% of our gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

•	rents from real property, except as modified below;

•	interest on obligations collateralized by mortgages on, or interests in, real property;

•	gains from the sale or other disposition of “non-dealer property,” which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business;

•	dividends or other distributions on shares in other REITs, as well as gain from the sale of REIT shares;

•	abatements and refunds of real property taxes;

•	income from the operation, and gain from the sale, of “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by the property;

•	commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and

•	certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares during the one-year period following the receipt of the capital.
Rents received by AMLI, L.P. from a tenant will not qualify as rents from real property in satisfying the 75% gross income test described above, or the 95% gross income test described below, if we, or a 10% owner of us, directly or constructively owns 10% or more of the tenant, unless the tenant is one of our taxable REIT subsidiaries and certain other requirements are met. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rent from real property, we generally must not operate or manage the property or furnish or render services to residents, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may provide services that are “usually or customarily rendered” in connection with the rental of multifamily units for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation.
      2. The 95% Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of shares or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.
      We believe that, for purposes of both the 75% and the 95% gross income tests, our investment in the communities and the co-investment communities through AMLI, L.P. will, in major part, give rise to qualifying income in the form of rents from real property, and that gains on the sales of the communities and the co-investment communities, or our interest in AMLI, L.P., generally will also constitute qualifying income.
      AMLI Management Company receives and anticipates continuing to receive fee income in consideration of the performance of property management and other services with respect to properties not owned by us or AMLI, L.P. and receives and anticipates continuing to receive fee income in consideration of the performance of general contracting and construction management services. AMLI Institutional Advisors receives and anticipates continuing to receive fee income for providing investment advisory services. Substantially all the income derived by us from these service companies will be in the form of dividends and interest on the securities of each of the service companies owned by AMLI, L.P. The dividends and interest income will satisfy the 95% gross income test, but not the 75% gross income test, as discussed above.
      For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of dealer property, excluding foreclosure property, unless the property is held by us for at least four years and certain other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. For more information, see “— Taxation of the Company — General.” In addition, for purposes of determining whether we comply with the 95% income test, but not the 75% income test, gross income does not include payments to us with respect to certain hedging transactions, and any gain from the sale or other disposition of these instruments.
      Even if we failed to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions generally will be available if:

•	following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with regulations prescribed by the Treasury Secretary; and

•	the failure to comply was due to reasonable cause and not due to willful neglect.
      Annual Distribution Requirements. In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our shareholders each year in an amount at least equal to

•	90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus

•	90% of our net income after tax, if any, from foreclosure property, minus

•	the sum of some items of excess non-cash income.
      These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after that declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.
      We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, we intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at that time.
      Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after the declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared.
      If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the Internal Revenue Service, we may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

      Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.
      In addition to the relief provisions described above, relief generally will be available if:

•	the failure to qualify was due to reasonable cause and not due to willful neglect; and

•	we pay, in accordance with regulations prescribed by the Treasury Secretary and in the same manner as tax, a penalty of $50,000 for each failure due to reasonable cause and not due to willful neglect.
      Taxation of Taxable Domestic Shareholders. As long as we qualify as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by individuals from taxable C corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder’s shares by the amount of the distribution, but not below zero, with distributions in excess of the shareholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by us in October, November or December of any year and payable to a shareholder of record on a specific date in those months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided that the dividend is actually paid by us during January of the following calendar year. Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to our shareholders.
      In general, any loss upon a sale or exchange of our shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from us that were required to be treated by the shareholder as long-term capital gains.
      Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 15% (until 2009 and then 20% to the extent there is no future Congressional action). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 15% capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.
      Shareholders should consult their own tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.
      Backup Withholding. We will report to our domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of applicable tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless the shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.
Other Tax Considerations

Investments in Taxable REIT Subsidiaries
      Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of our taxable REIT subsidiaries to us that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of any taxable REIT subsidiary.
      Under the taxable REIT subsidiary provisions, any entity in which we own an interest that is treated as a corporation for tax purposes is allowed with us to jointly elect to be treated as a “taxable REIT subsidiary.” In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as our taxable REIT subsidiary.
      Both AMLI Management Company and AMLI Institutional Advisors are treated as taxable REIT subsidiaries. Each entity will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. Each of the companies will attempt to minimize the amount of the taxes, but there can be no assurance whether or to the extent to which measures taken to minimize taxes will be successful.
      State and Local Taxes. We and our shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common shares.
      You are advised to consult this prospectus, as well as your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of the securities described in this prospectus, including the federal, state, local, foreign, and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws.

Taxation of Foreign Shareholders
      Distributions of cash generated by our real estate operations, but not by the sale or exchange of our properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files an Internal Revenue Service Form W-8BEN with us or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” income. Under applicable Treasury regulations, foreign shareholders generally have to provide the Internal Revenue Service Form W-8ECI or Form W-8BEN beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date. A foreign shareholder may seek a refund from the Internal Revenue Service if it is subsequently determined that a distribution was in excess of our current and accumulated earnings and profits.
      Distributions of proceeds attributable to the sale or exchange by us of our U.S. real property interests are taxed in the same manner as distributions of cash generated by our real estate operations if (i) the distribution is received with regard to a class of our stock that is regularly traded on an established securities market located in the United States and (ii) the recipient is a foreign stockholder that does not own more than 5% of the class of stock at any time during the year within which the distribution is received. If the previous two requirements are not met with respect to a capital distribution (a “Non-Qualifying Capital Gain Dividends”), such Non-Qualifying Capital Gain Dividends are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, which we refer to as FIRPTA. Under FIRPTA, Non-Qualifying Capital Gain Dividends are considered effectively connected with a U.S. trade or business of the foreign shareholder and are taxed at the normal graduated rates applicable to U.S. shareholders (requiring the foreign shareholder to file a U.S. tax return). Moreover, Non-Qualifying Capital Gain Dividends may be subject to branch profits tax in the hands of a shareholder that is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury regulations to withhold 35% of any Non-Qualifying Capital Gain Dividend to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign shareholder’s FIRPTA tax liability.
      We will qualify as a “domestically controlled real estate investment trust” so long as less than 50% in value of our shares are held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that we will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with the person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for 183 days or more in such taxable year.
      The federal income taxation of foreign shareholders is a highly complex matter that may be affected by many other considerations. Accordingly, our foreign investors are particularly urged to consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in us.
PLAN OF DISTRIBUTION
      We may sell the offered securities to or through one or more underwriters or dealers for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us, or through a combination of any of these methods. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying offered securities are not subscribed for, we may sell those unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us.
      Our securities may also be sold in one or more of the following transactions:

•	block transactions in which a broker/ dealer may sell the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/ dealer as principal and resale by the broker/ dealer for its own account pursuant to the applicable prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker/ dealer solicits purchasers;

•	special offerings, exchange distributions or secondary distributions in accordance with applicable New York Stock Exchange or other stock exchange rules; and

•	sales “at-the-market” to or through a market maker or into an existing trading market, on an exchange or otherwise.
      Each prospectus supplement filed with respect to any offered securities, to the extent applicable, will describe the number and terms of the securities to which such prospectus relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale.

      The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. The maximum compensation we will pay to underwriters in connection with any offering of offered securities will not exceed 8 percent of the maximum proceeds of such offering. Underwriters may sell offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
      We may engage Cantor Fitzgerald & Co. and/or Stifel, Nicolaus & Company, Incorporated to act as our agent for one or more offerings, from time to time, of our common shares. If we reach agreement with Cantor and/or Stifel, Nicolaus with respect to a specific offering, including the number of common shares and any minimum price below which sales may not be made, then Cantor and/or Stifel, Nicolaus, as the case may be, would agree to use its commercially reasonable efforts to try to sell such common shares on the agreed terms. Cantor and/or Stifel, Nicolaus, as the case may be, could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. Cantor and/or Stifel, Nicolaus, as applicable, will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at the market” offering.
      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.
      If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts.
      Our common shares are principally traded on the New York Stock Exchange. Other than the common shares and unless otherwise disclosed in a prospectus supplement, we do not propose to list the offered securities on a securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We can give no assurance as to the liquidity of or the trading markets for any of the offered securities.
      Some of the underwriters, dealers and agents and their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and in the future may receive, customary fees.
LEGAL MATTERS
      The validity of securities offered pursuant to this prospectus will be passed upon for us by Mayer, Brown, Rowe & Maw LLP. The validity of the common shares, preferred shares and warrants under Maryland law will also be passed upon for us by Venable LLP. Mayer, Brown, Rowe & Maw LLP will rely upon the opinion of Venable LLP, as to matters of Maryland law. The description of federal income tax consequences contained in this prospectus under the heading “Federal Income Tax Considerations” is based upon the opinion of Mayer, Brown, Rowe & Maw LLP. The opinions of Mayer, Brown, Rowe & Maw LLP and Venable LLP may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance and sale of any securities. The opinions of Mayer, Brown, Rowe & Maw LLP and Venable LLP with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement.
EXPERTS
      The consolidated financial statements and schedule of AMLI Residential Properties Trust as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The historical statement of revenue in excess of certain expenses of the Lodge on the Parkway for the year ended December 31, 2003 has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
      The historical statement of revenue in excess of certain expenses of AMLI at Ibis for the year ended December 31, 2003 has been incorporated by reference herein in reliance upon the report of Reznick Group, P.C., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.
      You may also read any document we file with the Securities and Exchange Commission at the offices of the New York Stock Exchange. Our outstanding common shares are listed on the New York Stock Exchange under the symbol “AML,” and our reports, proxy material and other information we file with the New York Stock Exchange may be inspected at its offices at 20 Broad Street, New York, New York 10005.

      We filed a registration statement on Form S-3 with the Securities and Exchange Commission. This prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for more information about us and our securities. Statements in this prospectus about any other document are not necessarily complete and you should refer to the copy of that document which we filed as an exhibit to the registration statement. You may read a copy of the registration statement at any of the sources described above.
      The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission (SEC File Number 1-12784) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated.

•	Our annual report on Form 10-K for the year ended December 31, 2004;

•	Our periodic report on Form 8-K filed April 5, 2005;

•	The description of our common shares contained in our registration statement on Form 8-A (filed February 1, 1994); and

•	The description of our preferred share purchase rights contained in our registration statement on Form 8-A (filed November 12, 1998).
      Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Secretary
AMLI Residential Properties Trust
125 South Wacker Drive
Chicago, IL 60606
(312) 443-1477

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
      The expenses to be paid in connection with the issuance and distribution of the securities being registered are estimated as follows and will be borne by the registrant:

SEC registration fee	$11,289
Transfer agent fees	50,000
Printing and duplicating expenses	75,000
Legal fees and expenses	500,000
Accounting fees and expenses	250,000
Miscellaneous expenses	50,000

Total	$936,289

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
      As permitted by Maryland law, the registrant’s declaration of trust provides that a trustee or officer of the registrant will not be liable for money damages to the registrant or its shareholders for any act or omission in the performance of his or her duties, except to the extent that (1) the person actually received an improper benefit or (2) the person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.
      The registrant’s officers and trustees are and will be indemnified under the registrant’s declaration of trust or bylaws against certain liabilities. The registrant’s bylaws (as adopted in accordance with the registrant’s declaration of trust) require the registrant to indemnify its trustees and officers against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that:

1. the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

2. the trustee or officer actually received an improper personal benefit; or

3. in the case of any criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.
      However, the registrant may not indemnify for an adverse judgment in a suit by or in the right of the registrant, or for a judgment that a personal benefit was improperly received, except for expenses if ordered by a court of competent jurisdiction. As permitted by Maryland law, the registrant’s declaration of trust or bylaws allow the registrant to advance reasonable expenses to a trustee or officer upon the registrant’s receipt of (1) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the registrant and (2) a written statement by him or her to repay the amount paid or reimbursed by the registrant if it is ultimately determined that the trustee did not meet the standard of conduct. Additionally, the registrant has entered into indemnification agreements with its officers and trustees providing substantially the same scope of coverage afforded by provisions in the registrant’s declaration of trust and bylaws.
      It is expected that forms of underwriting agreements that may be filed in connection with this registration statement will provide for reciprocal indemnification by the underwriters, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act of 1933.

ITEM 16.	EXHIBITS.
      See the Exhibit Index which is hereby incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant, pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on April 20, 2005.

AMLI RESIDENTIAL PROPERTIES TRUST

By:	/s/ Allan J. Sweet

Allan J. Sweet
President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Gregory T. Mutz* Gregory T. Mutz	Trustee and Chairman of the Board of Trustees	April 20, 2005

/s/ John E. Allen* John E. Allen	Trustee and Vice-Chairman of the Board of Trustees	April 20, 2005

/s/ Allan J. Sweet Allan J. Sweet	Trustee and President	April 20, 2005

/s/ Philip N. Tague* Philip N. Tague	Trustee and Executive Vice President	April 20, 2005

/s/ Laura D. Gates* Laura D. Gates	Trustee	April 20, 2005

/s/ Marc S. Heilweil* Marc S. Heilweil	Trustee	April 20, 2005

/s/ Stephen G. McConahey* Stephen G. McConahey	Trustee	April 20, 2005

/s/ Bruce P. Bickner* Bruce P. Bickner	Trustee	April 20, 2005

/s/ John G. Schreiber* John G. Schreiber	Trustee	April 20, 2005

Name		Title	Date

/s/ Robert J. Chapman* Robert J. Chapman		Chief Financial Officer	April 20, 2005

/s/ Charles C. Kraft* Charles C. Kraft		Principal Accounting Officer	April 20, 2005

*By:	/s/ Allan J. Sweet Allan J. Sweet Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit	Document Description

3.1	Amended and Restated Declaration of Trust of AMLI Residential Properties Trust (incorporated by reference to exhibit 3.1 to registration statement No. 33-71566).
3.2	Amended and Restated By-laws of AMLI Residential Properties Trust (incorporated by reference to exhibit 3.2 to registration statement No. 33-71566).
3.3	First Amendment to the Amended and Restated By-laws of AMLI Residential Properties Trust (incorporated by reference to exhibit 3.1 to AMLI Residential Properties Trust’s current report on Form 8-K dated August 7, 2003).
3.4	Articles Supplementary to the Amended and Restated Declaration of Trust of AMLI Residential Properties Trust Classifying Unissued Shares of Beneficial Interest in AMLI Residential Properties Trust as Series A Cumulative Convertible Preferred Shares of Beneficial Interest (incorporated by reference to exhibit 4.9 to AMLI Residential Properties Trust’s current report on Form 8-K dated January 30, 1996).
3.5	Articles Supplementary to the Amended and Restated Declaration of Trust of AMLI Residential Properties Trust Classifying Unissued Shares of Beneficial Interest in AMLI Residential Properties Trust as Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (incorporated by reference to exhibit 4 to AMLI Residential Properties Trust’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1998).
3.6	Articles Supplementary to the Amended and Restated Declaration of Trust of AMLI Residential Properties Trust Classifying Unissued Shares of Beneficial Interest in AMLI Residential Properties Trust as Series D Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (incorporated by reference to exhibit 4.2 to AMLI Residential Properties Trust’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001).
4.1	Form of Common Share Certificate (incorporated by reference to exhibit 4.1 to registration statement No. 33-71566).
4.2	Rights Agreement, dated as of November 2, 1998, between AMLI Residential Properties Trust and Harris Trust and Savings Bank, as Rights Agent, including Exhibit A thereto (Form of Articles Supplementary relating to the Series C Junior Participating Preferred Shares) and Exhibit B thereto (Form of Right Certificate) (incorporated by reference to exhibit 4 to AMLI Residential Properties Trust’s quarterly report on Form 10-Q for the quarter ended September 30, 1998).
5.1	Opinion of Mayer, Brown, Rowe & Maw LLP.
5.2	Opinion of Venable LLP.
8.1	Tax Opinion of Mayer, Brown, Rowe & Maw LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Reznick Group, P.C.
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (included in the opinions filed as Exhibits 5.1 and 8.1 to this registration statement).
23.3	Consent of Venable LLP (included in the opinion filed as Exhibits 5.2 to this registration statement).
24.1	Power of Attorney (included on the page of this registration statement immediately preceding the signature page).